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                                  EXHIBIT 10.8

                              CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT (the "Agreement") is made and entered into effective as of January 1, 1998 the "Effective Date") by and between JAY M. HAFT, (the "Consultant"), and THRIFT MANAGEMENT, INC., a Florida corporation (the "Company").

                               W I T N E S S E T H
                               -------------------

         WHEREAS, the Company is in the business of owning and operating retail thrift stores;

         WHEREAS, the Consultant provides various business consulting services to businesses such as the Company;

         WHEREAS, the Company desires to retain the Consultant to consult with the Company regarding strategies for development and expansion of the Company's business, including advice with respect to mergers and acquisitions; and

         WHEREAS, the Consultant and the Company desire to enter into this Agreement under the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

         1. ENGAGEMENT. The Company hereby retains the Consultant, and the Consultant hereby accepts such engagement, on the terms and conditions set forth herein. During the term of this Agreement and any renewal(s) hereof (all references herein to the term of this Agreement shall be deemed to include references to all periods of renewal, if any), the Consultant shall devote such time and perform diligently such services as provided in Section 3, but shall not be required to devote any specific number of hours to such service.

         2. TERM. The term of this Agreement shall be six months commencing on the Effective Date (the "Contract Term") unless sooner terminated as provided in
Section 6. The Agreement will automatically renew for additional six-month periods upon the expiration of the preceding Contract Term, unless notice of termination of the Agreement is given prior to the expiration of a six-month period pursuant to Section 6.

         3. CONSULTANT'S SERVICES; EXPENSES.

                 a.  During the term of this Agreement, the Consultant shall:

                           i. provide consultation services to the Company for
the purpose of assisting the Company in developing and expanding the business of the Company;

                           ii. assist the Company in developing, studying and
evaluating capital-raising and merger and acquisition proposals; and


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                           iii. report to the Company and perform such services
as may be requested by the Company in accordance with this Agreement.

                  b. The Company agrees to reimburse the Consultant for any pre-approved out-of-pocket expenses related to duties undertaken by the Consultant pursuant to this Agreement.

         4. COMPENSATION. (a) As compensation for the services rendered by the Consultant under this Agreement, the Company grants to the Consultant non-qualified stock options (the "Options") to purchase an aggregate of 66,000 shares of the $.01 par value per share common stock of the Company (the "Common Stock"), exercisable at a price of $2.00 per share. The Options shall vest and become exercisable by the Consultant as follows: (a) 5,000 of the Options shall vest immediately upon execution of this Agreement, (b) an additional 5,000 shall vest at the end of the next six-month period and (c) 14,000 shall vest at the end of every six-month period thereafter until all of the 66,000 Options are vested and become exercisable. Vested Options shall expire five years from the date of this Agreement. If the Agreement is terminated with or without cause by either the Company or the Consultant, any Options that have not vested as of the date of such termination shall expire.

                  (b) The Company agrees to use its best efforts to register for public resale the shares of Common Stock underlying the Options as soon as reasonably practicable following the execution of this Agreement.

         5. AGREEMENT NOT TO RESELL UNDERLYING SHARES. The Consultant hereby agrees that he will not sell any shares of Common Stock obtained by exercise of the Options for a period of one year from the date of each such exercise.

         6. TERMINATION. This Agreement may be terminated by either party with or without cause upon not less than 15 days' written notice given prior to the expiration of the then-current Contract Term given to the non-terminating party in accordance with Section 12.

         7. CONFIDENTIAL INFORMATION. The Company and the Consultant understand that prior to and during the term of this Agreement, the Company may, from time to time, make available to the Consultant, certain financial, business and other proprietary information concerning the Company's operations (collectively, "Confidential Information") and that such Confidential Information may otherwise come into the possession of the Consultant. Confidential Information includes, without limitation, information relating to the strategies, plans, assets, customers, suppliers, employees, and business activities of the Company. The Consultant agrees that all such Confidential Information furnished or disclosed to it or otherwise obtained by it will be treated as confidential and will not be disclosed or divulged by the Consultant, directly or indirectly, to any other person or entity. Confidential Information shall not include information which becomes generally available to the public other than as a direct or indirect result of a disclosure by the Consultant.

         8. INDEPENDENT CONTRACTOR. Nothing in this Agreement is intended nor shall be construed to create an employer/employee relationship, or a joint venture relationship, or to


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allow the Company to exercise control or direction (except as specifically set forth in the Agreement) in the matter or method by which the Consultant performs the services required under this Agreement; provided that the Consultant performs such services in a manner consistent with the standards governing such services and the provisions of this Agreement. The Consultant understands and agrees that: (a) it will not be treated as an employee of the Company for federal tax purposes; (b) it shall not by virtue of this Agreement be entitled to any of the benefits afforded to any employees of the Company, except as specifically set forth in the Agreement; and (c) it shall indemnify and hold the Company harmless from and against any and all loss or liability arising with respect to such payments, withholdings and benefits.

         9. ATTORNEYS' FEES. In the event any litigation or controversy arises out of or in connection with this Agreement between the parties hereto, the prevailing party in such litigation or controversy shall be entitled to recover from the other party all reasonable attorneys' fees, expenses and suit costs, including those associated with any appellate or post-judgment collection proceedings.

         10. SURVIVAL. Notwithstanding anything to the contrary herein, the provisions of Sections 7, 8, and 9 shall survive any termination or expiration of this Agreement.

         11. NOTICES AND DEMANDS. Any notice, request, demand, offer, payment or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been delivered and given for all purposes if written and (a) if delivered personally or by courier or delivery service, at the time of such delivery, or (b) if directed by registered or certified United States mail, postage and charges prepaid, addressed to the intended recipient at the address specified below, at such time that the intended recipient or his agent signs or executes the receipt or (c) if by telefax (facsimile) at the time received by the intended recipient as evidenced by the confirmation:


               if to the Consultant:         Jay M. Haft
                                             Broad and Cassel
                                             Miami Center, Suite 3000
                                             201 South Biscayne Boulevard
                                             Miami, Florida 33131
                                             Telefax No.: (305) 373-9443

or at any other address designated by the Consultant to the Company in writing, and

               if to the Company:            Thrift Management, Inc.
                                             3141 W. Hallandale Beach Blvd.
                                             Hallandale, Florida 33009
                                             Attn: Marc Douglas, President and
                                               Chief Executive Officer
                                             Telefax No.: (954) 964-7920

or at any other address and/or telefax designated by the Company to the Consultant in writing.








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         12. SEVERABILITY. If any provision of this Agreement, the deletion of which would not adversely affect the receipt of any material benefit by any party hereunder or substantially increase the burden of any party hereto, shall be held to be invalid or unenforceable to any extent, the same shall not affect in any respect whatsoever the validity or enforceability of the remainder of this Agreement.

         13. WAIVER OR MODIFICATION. No waiver or modification of this Agreement of any covenant, condition or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. Furthermore, no evidence of any waiver or modification shall be offered or received in evidence in any proceeding, arbitration or litigation between the parties arising out of or affecting this Agreement, or the rights or obligations of any party hereunder, unless such waiver or modification is in writing and duly executed as aforesaid.

         14. ENTIRE AGREEMENT AND ASSIGNMENT. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter of this Agreement and supersedes any and all previous agreements between the parties, whether written or oral, with respect to such matter. The parties agree that this Agreement may not be assigned by either party without the prior written consent from the other party.

         15. APPLICABLE LAW, BINDING EFFECT AND VENUE. This Agreement shall be construed and regulated under and by the laws of the State of Florida without application of the principles of conflicts of laws. The Agreement shall inure to the benefit of and be binding upon the parties hereto and their heirs, personal representatives, successors and permitted assigns. Venue for any arbitration or action related to or arising out of this Agreement shall lie in Broward County, Florida.

         16. MULTIPLE COPIES OR COUNTERPARTS OF THE AGREEMENT. The original and one or more copies of this Agreement may be executed by one or more of the parties hereto. In such event, all of such executed copies shall have the same force and effect as the executed original and all of such counterparts taken together shall have the effect of a fully executed original.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date indicated above.

                                               CONSULTANT:

                                               /s/ JAY M. HAFT
                                               -----------------------------
                                               JAY M. HAFT

                                               COMPANY:

                                               THRIFT MANAGEMENT, INC.

                                               By: /s/ Marc Douglas
                                                   ---------------------------
                                                   Marc Douglas, President and
                                                     Chief Executive Officer









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